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                                                                     EXHIBIT 8.2


[DRAFT-SUBJECT TO DUE DILIGENCE AND
                    OPINION COMMITTEE APPROVAL]


                                                , 2000

FSB Bancorp, Inc.
316 East Saginaw Street
Breckenridge, Michigan 48615

     Re: Agreement and Plan of Merger by and among IBT Bancorp, Inc. and FSB Bancorp, Inc.

Ladies and Gentlemen:

     You have requested our opinion with respect to certain federal income tax consequences of the Agreement and Plan of Merger dated as of April ____, 2000 (the "Merger Agreement"), by and among IBT Bancorp, Inc., a Michigan corporation ("IBT"), and FSB Bancorp, Inc., a Michigan corporation ("FSB"). All capitalized terms used herein, unless otherwise specified, shall have the meanings ascribed to them in the Merger Agreement.

     We understand that, pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, FSB will be merged with and into IBT, with IBT being the surviving corporation, and each share of FSB Common Stock issued and outstanding immediately prior to the Closing Date (and not held by a dissenting shareholder) will, by virtue of the Merger, be converted at the Closing Date into and exchanged for the number of shares of IBT Common Stock set forth in the Merger Agreement.

     We have considered such factual matters and have made such inquiries as we have deemed appropriate to render the opinions set forth below. In addition, we have reviewed copies of (i) the Form S-4 Registration Statement, dated
               , 2000, under the Securities Act of 1933 relating to the Merger,
and amendment number 1 to said Form S-4, dated                    , 2000 (as
amended, the "Registration Statement"); (ii) the Merger Agreement; and (iii) the Certificate of Merger, as such documents have been amended. We also have reviewed originals, or copies certified or otherwise identified to our satisfaction, of such other documents and certificates (including the certificates of certain officers of IBT and FBS) as we have deemed appropriate to render the opinions hereafter expressed (together with the Registration Statement, the Merger Agreement and the Certificate of Merger, the "Documents"). In our examination, we have assumed the due authorization and proper execution, delivery and authenticity of original documents, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the genuineness of signatures and the capacity of each party to execute each executed document, and that the Merger Agreement is valid, binding, and enforceable in accordance with its terms. We also have examined such matters of law, including the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder by the


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Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the United States Internal Revenue Service (the "Service") and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinions are based could affect our conclusions stated herein. In addition, there can be no assurance that the Service would not take a position contrary to that which is stated in this opinion letter. Furthermore, the opinions expressed below might not be applicable to the FSB shareholders who or that, for United States federal income tax purposes, are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates, or who acquired their FSB Common Stock pursuant to the exercise of employee stock options or otherwise as compensation.

     Our opinions assume and are conditioned upon the current and continued accuracy of the factual matters we have considered, including the recitals, agreements, representations and warranties contained in or made pursuant to the Documents. Our opinions also assume that the Merger will be carried out in a manner consistent with the representations set forth in the documents and consummated in accordance with the terms of the Merger Agreement. We have not independently verified the factual matters set forth in the Documents, nor have we conducted any investigation to verify the accuracy or completeness of any information reviewed or considered by us for purposes of our opinion.

     Our opinions also are subject to and conditioned upon the current and continued accuracy of the following additional assumptions:

     A. The fair market value of the IBT Common Stock (including any fractional share interest) and any other consideration received by a FSB shareholder in exchange for FSB Common Stock will be approximately equal to the fair market value of the FSB Common Stock surrendered in the exchange.

     B. There is no present plan or intention by FSB shareholders to sell, exchange, or otherwise dispose of a number of shares of IBT Common Stock received in the Merger that would reduce the FSB shareholders' ownership of IBT Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding FSB Common Stock as of the same date. For this purpose, shares of FSB Common Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of FSB Common Stock are treated as outstanding FSB Common Stock on the date of the Merger. Moreover, shares of FSB Common Stock and shares of IBT Common Stock held by FSB shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to (and in connection with) the Merger are considered in making the above determination.

     C. IBT has no plan or intention to reacquire any of its stock issued in the Merger.

     D. IBT has no plan or intention to (i) liquidate the Farmers State Bank of Breckenridge ("Farmers State Bank"), (ii) cause Farmers State Bank to merge into another corporation, (iii) sell or otherwise dispose of any stock of Farmers State Bank, except for transfers permitted under Code ss.368(a)(2)(C) or Regulation ss.1.368-2(k)(2), or (iv) sell or otherwise dispose of, or cause Farmers State Bank to sell or otherwise to dispose of, any of the


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assets of Farmers State Bank, except for (a) dispositions made in the ordinary course of business, (b) transfers permitted under Code ss.368(a)(2)(C) or Regulation ss.1.368-2(k)(2), or (c) transfers or dispositions that do not violate the "substantially all" requirement described in Code ss.368(a)(2)(E)(i).

     E. The liabilities of FSB that will be assumed by IBT and the liabilities to which the transferred assets of FSB are subject (i) were, or will have been, incurred by FSB in the ordinary course of business, and (ii) will be assumed and acquired for a bona fide business purpose and not for the principal purpose of avoiding federal income tax in connection with the Merger.

     F. Following the Merger, IBT will continue the historic business of FSB and Farmers State Bank or use a significant portion of the historic business assets of FSB and Farmers State Bank in a business. The Merger is being undertaken for reasons germane to the continuance of the business of FSB and IBT, and the Merger serves a genuine and legitimate corporate business purpose.

     G. IBT, FSB and FSB shareholders will pay their respective expenses, if any, incurred in connection with the Merger. IBT will make payments for fractional shares.

     H. There is no intercorporate indebtedness existing between IBT and FSB that was issued, acquired or will be settled at a discount.

     I. No parties to the Merger are investment companies as defined in Code ss.368(a)(2)(F)(iii) and (iv).

     J. FSB is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code ss.368(a)(3)(A).

     K. None of the compensation received by any shareholder-employee of FSB will be separate consideration for, or allocable to, any shares of FSB Common Stock; none of the shares of IBT Common Stock received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     L. The payment of cash in lieu of fractional shares of IBT Common Stock is solely for the purpose of avoiding the expense and inconvenience to IBT of issuing fractional shares and does not represent separately bargained-for consideration. With the possible exception of FSB shareholders who hold their shares under different names or in separate accounts or otherwise submit multiple letters of transmittal, the total cash received by a FSB shareholder in lieu of fractional share interests of IBT will not exceed the value of one full share of IBT Common Stock.

     M. Farmers State Bank has no plan or intention to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business.

     N.   No FSB shareholder is a non-resident alien or foreign entity.


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     O.   FSB has not filed, and holds no assets subject to, a consent under
Code ss.341(f) and the Regulations promulgated thereunder.

     Based solely on the foregoing, the information contained in the Merger Agreement and Certificate of Merger, our analysis and examination of applicable federal income tax laws, rulings, regulations and judicial precedents, and subject to the current and continued accuracy of the assumptions contained herein, it is our opinion that:

     1. The Merger will constitute a "reorganization" within the meaning of Code ss.368(a).

     2. FSB and IBT each will be a party to such reorganization within the meaning of Code ss.368(b).

     3. FSB will recognize no gain or loss upon the transfer of its assets to IBT in exchange for IBT Common Stock and the assumption by IBT of liabilities of FSB pursuant to the Merger.

     4. No gain or loss will be recognized to those FSB shareholders who receive solely IBT Common Stock in exchange for their shares of FSB Common Stock.

     5. The aggregate tax basis of the IBT Common Stock received by an FSB shareholder in the Merger (including any fractional share interests to which they may be entitled) will be the same as the aggregate tax basis of FSB Common Stock exchanged therefor.

     6. The holding period of the shares of IBT Common Stock received by an FSB shareholder (including any fractional share interests to which they may be entitled) will include the period during which FSB Common Stock exchanged therefor was held, provided that FSB Common Stock exchanged is held as a capital asset on the date of the Merger.

     7. Where a cash payment is received by a dissenting FSB shareholder, cash will be treated as received by the shareholder as a distribution in redemption of FSB Common Stock, subject to the provisions and limitations of Code ss.302.

     8. The payment of cash in lieu of fractional share interests of IBT Common Stock will be treated as if the fractional shares were distributed as part of the Merger and then redeemed by IBT. These cash payments will be treated as having been received as distributions in full payment in exchange for IBT Common Stock as provided in Code ss.302(a).

     EXCEPT AS EXPRESSLY SET FORTH ABOVE, YOU HAVE NOT REQUESTED, AND WE DO NOT HEREIN EXPRESS, ANY OPINION CONCERNING THE TAX CONSEQUENCES OF, OR ANY OTHER MATTERS RELATED TO, THE MERGER. WE ASSUME NO OBLIGATION TO UPDATE OR SUPPLEMENT THIS LETTER TO REFLECT ANY FACTS OR CIRCUMSTANCES WHICH MAY HEREAFTER COME TO OUR ATTENTION WITH RESPECT TO THE OPINIONS EXPRESSED ABOVE, INCLUDING ANY CHANGES IN APPLICABLE LAW WHICH MAY HEREAFTER OCCUR.


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     THIS OPINION LETTER IS PROVIDED TO YOU ONLY AND, WITHOUT OUR PRIOR WRITTEN
CONSENT, MAY NOT BE RELIED UPON, USED, CIRCULATED, QUOTED OR OTHERWISE REFERRED TO IN ANY MANNER BY ANY PERSON, FIRM, GOVERNMENTAL AUTHORITY OR ENTITY WHATSOEVER. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading
"               " in the Registration Statement.

                                       Sincerely,

                                       BODMAN, LONGLEY & DAHLING LLP



                                       By:
                                          --------------------------------
                                                   Partner


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                         BODMAN, LONGLEY & DAHLING, LLP
                                229 COURT STREET
                                  P.O. BOX 405
                            CHEBOYGAN, MICHIGAN 49721


                    CONSENT OF BODMAN, LONGLEY & DAHLING, LLP


June 16, 2000


Ladies and Gentlemen:

     We consent to the inclusion of the attached draft form of tax opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Tax Matters." The draft opinion is subject to due diligence and opinion committee approval.

                                             Very truly yours,



                                             /s/ David W. Barton
                                             --------------------------------
                                             David W. Barton